EXHIBIT 10.12


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     Employment and Non-Competition Agreement dated as of July 19, 1999, between Calton Homes of Florida, Inc., a Florida corporation (the "Employer"), Calton, Inc., a New Jersey corporation ("Calton"), and Kenneth D. Hill, an individual residing at 167 Anchor Drive, Vero Beach, Florida 32963 (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Asset Purchase Agreement among Employer, Calton, iAW, Inc. ("iAW"), Employee, Matthew Smith and Robert Hill dated as of July 19, 1999 (the "Asset Purchase Agreement"), Employer is acquiring substantially all of the assets of iAW (the "Acquisition");

     WHEREAS, the employment of the Employee by the Employer from and after the Acquisition is a material inducement to Calton's willingness to acquire iAW through the Acquisition;

     WHEREAS, the Employee possesses valuable knowledge and skills that will contribute to the successful operation of the Employer's business;

     WHEREAS, the Employer and the Employee have agreed to execute and deliver this Agreement in consideration of, among other things, (i) the access of the Employee to confidential or proprietary information of the Employer and other corporations, associations, partnerships, unincorporated organizations or other similar entities that are presently or will be in the future directly or indirectly owned or controlled by Calton (collectively, the "Calton Group"),
(ii) the access of the Employee to confidential or proprietary information to be acquired hereafter by the Calton Group and (iii) the Employee's receipt of compensation from time to time by the Employer; and

     WHEREAS, the Employer desires that the Employee be employed by the Employer in an executive capacity and the Employee desires to be so employed, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

     1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment with the Employer, for the term set forth in Section 2, in the position and with the duties and responsibilities set forth in Section 3, and upon the other terms and subject to the conditions hereinafter stated.

     2. Employment Period. This Agreement shall become effective and commence on the date hereof and shall continue until June 30, 2002 (the "Employment Period") or such earlier date as of which this Agreement shall be terminated in accordance with the provisions of Section 6.


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     3. Position, Duties, Responsibilities. At all times during the Employment
Period, the Employee shall serve as Chief Executive Officer of the Employer with responsibility for managing the affairs of the corporation or in such other executive capacity as shall from time to time be assigned to him by the Board of Directors of the Employer (the "Board"), provided that any such reassignment is to a senior executive position. The Employee shall report to such person as the Board may determine from time to time. The Employee agrees, during the Employment Period, to endeavor to the best of his ability to promote the interests of the Employer, and in particular, without limitation, to devote his full time and best efforts and attention to the business of the Employer, and to carry out such other duties and perform such other responsibilities as may from time to time be assigned to him.

     4. Remuneration. In consideration of all the services to be rendered by the Employee, the Employee shall be paid an annual fixed salary (the "Base Salary") as follows:

        (a) During the period commencing on the date of this Agreement and ending on the six month anniversary of the date of this Agreement, the Employee's Base Salary shall be $75,000 per annum ($6,250 per month);

        (b) During the period commencing on the day following the six month anniversary of the date of this Agreement and ending on the 18 month anniversary of the date of this Agreement, the Employee's Base Salary shall be $120,000 per annum ($10,000 per month); and

        (c) Prior to the 18 month anniversary of the date of this Agreement, Employer and Employee shall negotiate, in good faith, based upon market rates, the Employee's Base Salary for the remaining term of this Agreement, taking into account, the performance of and prospects for the Company.

        (d) Employee shall have the opportunity to earn a performance bonus as determined in the discretion of the Board of Directors of Employer and consistent with Calton's policies.

The Employer shall pay the Employee the Base Salary on such dates as employees of the Employer are ordinarily paid, and shall deduct from the Base Salary applicable withholding taxes.

          5. Benefits.

        (a) Calton agrees that during the Employment Period, the Employee shall be eligible to participate in each benefit plan available, or hereafter made available, to employees of Employer and shall be entitled to participate in an incentive compensation program attributable to Employer's results that is similar to Calton's Incentive Compensation Plan (a copy of which has been delivered to Employee), subject, in the discretion of the Calton Board of Directors, to adjustments to reflect the start-up nature of the Employer's business. The Employer and/or Calton may amend or terminate any such plan in its sole and absolute discretion.

        (b) During the Employment Period, the Employee shall be entitled to fifteen (15) days paid vacation per annum. Any unused vacation shall not carry over to the succeeding year unless vacation is deferred at the request of the Employer. Such vacation must be taken at times approved by Calton and the Employer.


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        (c) All expenses reasonably incurred by the Employee in the performance of services to the Employer during the Employment Period shall be reimbursed upon production of receipts for such expenses in accordance with Calton's policies and procedures, as the same may be amended from time to time, and the approval of the Employer, such approval not to be unreasonably withheld.

        (d) Upon the execution and delivery of this Agreement, Employee shall be granted options (the "Options") to acquire 600,000 shares of Calton Common Stock. The Options shall have the following terms:

            (i) the exercise price shall be $1.63 per share;

            (ii) the Options shall vest in equal one-third (1/3) annual installments on July 19, 2000, 2001 and 2002;

            (iii) until July 19, 2001, Employee shall be prohibited from selling more than 50% of the aggregate number of shares of Common Stock underlying the Options without the written consent of Calton;

            (iv) Calton shall register the shares of Common Stock underlying the Options under the Securities Act of 1933, as amended, on Form S-8 or a similar form;

            (v) the terms of the Options shall be consistent with the terms of Calton's 1996 Equity Incentive Plan;

provided, however, that if the rules of the American Stock Exchange, which require shareholder approval of the grant of options with respect to more than five percent (5%) of Calton's outstanding Common Stock in connection with certain transactions (the "AMEX Rule"), would require shareholder approval of the grant of any portion of the options granted to Employee pursuant to this Agreement and/or the options granted Matthew Smith and Robert Hill pursuant to employment agreements (the "Aggregate Options") with Employer as of even date herewith, then

            (i) the grant of a number of options equal to one-third (1/3) of the Aggregate Options which require shareholder approval under the AMEX Rule shall be subject to Calton shareholder approval;

            (ii) Calton agrees to submit a proposal to obtain the required shareholder approval at its next meeting of shareholders; and

            (iii) in the event that the required shareholder approval is not obtained, Calton and Employee agree to negotiate in good faith to develop an equitable substitute for the Options forfeited by reason of the failure to obtain shareholder approval.

     6. Termination, Death and Disability.

        (a) Termination for Cause. Notwithstanding anything herein to the contrary, Calton and/or the Employer shall have the right to immediately terminate the employment of the Employee at any time during the Employment Period if (i) the Employee shall have materially violated any of the provisions of this Agreement (including, without limitation, any action by the Employee which results or is reasonably expected to result in a violation of Sections 3, 7, 8, 9,


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10, 11 or 12) (ii) the Employee shall have been guilty of any action during his employment hereunder involving willful malfeasance or gross negligence; or (iii) the Employee shall have been convicted of or entered a plea of nolo contendere to any felony. In the event of the termination of the Employee's employment pursuant to this Section 6(a) the Employee shall not be entitled to any severance payments or benefits hereunder.

        (b) Termination Without Cause. If the Employee's employment with the Employer is terminated by Calton and/or the Employer prior to the expiration of the Employment Period other than for (i) death, (ii) Disability, (iii) retirement or (iv) termination pursuant to Section 6(a), the Employer shall pay the Employee the severance amount as set forth in Section 6(d)(i) or 6(d)(ii), as the case may be.

        (c) Termination for Failure to Achieve Plan. Calton and/or the Employer shall have the right to terminate the employment of Employee if during any fiscal year, Employer's net operating profit (as determined in accordance with generally accepted accounting principles) is less than 65% of the amount forecast in the Business Plan which was delivered by Employer to Calton prior to the execution and delivery of the Merger Agreement.

        (d) Severance Amount.

            (i) The severance amount payable in the event of a termination of the Employee's employment by the Employer pursuant to Section 6(b) shall be an amount equal to the Employee's Base Salary (as in effect immediately preceding the Employee's termination) for the then remaining term of the Employment Period. In addition, Employee shall be entitled to receive any (a) incentive or bonus compensation that has been awarded but not paid and (b) any stock options that have been awarded but not issued.

            (ii) The severance amount payable in the event of a termination of the Employee's employment by Calton and/or the Employer pursuant to Section 6(c) shall be three month's Base Salary (as in effect at the time of termination).

            (iii) In the event that Employee's employment with Employer is extended beyond the Employment Agreement and such employment is subsequently terminated by Calton and/or the Employer for any reason other than for (a) death, (b) Disability, (c) retirement, or (d) a reason set forth in Section 6(a) or 6(c), the severance amount shall be an amount equal to six month's Base Salary (as in effect at the time of termination).

            (iv) The severance amount shall be paid in approximately equal installments on such dates as employees of the Employer are normally paid, except that, (x) such installment payments shall cease if the Employee fails to comply with any of the covenants contained in Sections 7, 8, 9, 10, 11 or 12 of this Agreement and (y) the Employer may elect, at any time and in its discretion, to pay the Employee the remaining severance amount payable hereunder in a single lump sum amount.

        (e) Death. In the event of the death of the Employee during the Employment Period, the Employee's estate shall be entitled to receive the payment of salary pursuant to Section 4 with respect to periods prior to such death and all monies then due under any insurance, retirement or other benefit plan of the Employer in which the Employee participated.

        (f) Disability. The Employee's employment hereunder may, in the discretion of Calton and/or the Employer, be terminated in the event of his Disability, for a period of (i) three


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consecutive months or (ii) more than six months in any twelve-month period. For purposes of this section, "Disability" shall mean any illness or injury or physical or mental condition which shall prevent the Employee from performing his usual duties and services for the Employer on substantially the same basis under which he was performing or was obligated to perform them prior to the occurrence or onset of such illness, injury or condition. In the event of the termination of Employee's employment pursuant to this Section 6(f), the Employee shall not be entitled to any severance payments or benefits hereunder.

        (g) Continuation of Benefits. In the event of a termination of Employee's employment by the Employer pursuant to Section 6(b) or 6(c), then, to the extent the Employee is insurable, the Employer shall reimburse the Employer the cost of COBRA benefits, other than long term disability coverage (if any), for the Employee for a period equal to (i) the remaining term of the Employment Period in the event of a termination pursuant to Section 6(b) or (ii) three months in the event of a termination pursuant to Section 6(c), subject to any limitation on the provision of such benefits established by then existing law.

        (h) Full Discharge of Employer Obligations. The amounts payable and benefits provided to Employee pursuant to this Section 6 following termination of the Employee's employment (including (i) Base Salary payable pursuant to Section 4 for services rendered by the Employee prior to the date of termination of his employment, (ii) vested benefits and expense reimbursements payable to the Employee in accordance with the terms of any benefit plan or policy in which the Employee participated during the Employment Period pursuant to Section 5 and
(iii) incentive or bonus compensation that has been awarded but not paid and any stock options that have been awarded but not issued as per Section 6(d)) shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims with respect to compensation and benefits the Employee may have in respect of the Employee's employment by the Employer, including any claim for incentive compensation. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Employee's receipt of such amounts, the Employer shall be forever released and discharged from any and all liability to the Employee in connection with this Agreement or otherwise in connection with the Employee's employment with the Employer.

        (i) Survival. The obligations of the Employee to the Employer under Sections 7, 8, 9, 10, 11 or 12 and 16 shall in any event survive any termination of the Employee under this Section 6 or any termination of this Agreement. The delivery of a notice of termination under this Section 6 shall cause all obligations of the Employer to the Employee hereunder to cease, except for the following obligations which shall survive termination: (i) the payment of any accrued but unpaid Base Salary as at the date of termination and (ii) the payment of the severance compensation, if any, pursuant to Section 6(d).

     7. Employee's Acknowledgements.

        (a) The Employee acknowledges and agrees that: (i) in the course of the Employee's employment by iAW he has acquired and developed confidential information related to iAW and during the course of Employee's employment with Employer, he will continue to acquire and develop confidential information relating to the Employer, and will acquire and develop confidential information relating to the Calton Group or individual members thereof and the businesses of Employer, the Calton Group or individual members thereof, including but not limited to information concerning the Employer's and other Calton Group member's sales, sales volume, sales methods, sales proposals, trade secrets, customers and prospective customers,


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identity of customers and prospective customers, identity of key purchasing personnel or other decision-makers in the employ of customers and prospective customers, amount or kind of customers' purchases from the Employer and such members, knowledge of customers' specifications and requirements, confidential information of customers, pricing information, the Employer's and other Calton Group members' sources of supply and material specifications, the Employer's and other Calton Group members' computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulations, processes, methods, equipment, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Employer, the Calton Group or any member thereof, or relating to the Employer's, the Calton Group's or any member's affairs (collectively referred to herein as the "Confidential Information"); (ii) the Confidential Information (including Confidential Information pertaining to iAW) is the property of the Employer, the Calton Group or a member thereof; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Employer, the Calton Group or a member thereof;
(iv) it is essential to the protection of the Employer's and the other Calton Group members' good will and to the maintenance of the Employer's and the other Calton Group members' competitive position that the Confidential Information be kept secret and that the Employee not disclose the Confidential Information to others outside the Calton Group or use the Confidential Information to the Employee's own advantage or the advantage of others outside the Calton Group; and (v) the covenants in Sections 7, 8, 9, 10, 11, 12 and 16 are necessary to protect the legitimate interests of the Employer and the Calton Group.

        (b) The Employee further recognizes and agrees that the Employee's duties for the Employer may include the preparation of materials, including written or graphic materials for the Employer or another Calton Group member, and that any such materials conceived or written by the Employee shall be done within the scope of his employment as a "work made for hire", as defined and used in the Copyright Act of 1976, as amended (17 U.S.C. ss.ss. 101 et seq.). The Employee agrees that because any such work is a "work made for hire", the Employer or such other Calton Group member will solely retain and own all rights in said materials, including rights of copyright.

        (c) The Employee represents and warrants to the Employer that the Employee has no prior obligation or commitment, whether written or oral, to any third party that (i) relates to the protection of confidential information, the solicitation of customers, suppliers, employees or sales representatives, the ownership of inventions or improvements made or conceived by the Employee acting individually or jointly, or the restriction of the employee's future activities or employment or (ii) restricts the Employee's ability to perform the duties of his employment for the Employer or any other member of the Calton Group, including but not limited to the performance of or compliance with any of the covenants of the Employee contained in any of Sections 7, 8, 9, 10, 11 and 15 of this Agreement. The Employee certifies that he has not, and covenants that he will not, disclose or use during his employment with the Employer or any other member of the Calton Group any confidential information which the Employee acquired as a result of any previous employment.

     8. Intellectual Property Rights. The Employee agrees to disclose and assign to the Employer his entire right, title and interest in and to all inventions and improvements related to the Employer's business (including but not limited to all financial and sales information), whether patentable or not, whether made or conceived by him individually or jointly with others at any time during his employment with the Employer or any other member of the Calton Group


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hereunder or with iAW prior to the term hereof. Such inventions and improvements are to become and remain the property of the Employer or such other Calton Group member whether or not patent applications are filed thereon, and the Employee agrees, upon request and at the expense of the Employer, to make and execute applications for letters patent, in the United States and any other countries, through attorneys designated by the Employer, and to assign all applications and patents which may issue thereon to the Employer or such other Calton Group member or their respective nominees and to make all such other applications and execute all such documents as the Employer may reasonably request to effectuate the purpose of this Section 8. The Employer shall determine, in its reasonable judgment after consulting with the Employee, whether any invention or improvement is related to the business of the Employer.

     9. Non-Disclosure of Confidential Information. The Employee agrees to hold and safeguard the Confidential Information in trust for the Employer or any Calton Group Members and the Calton Group, their successors and assigns and agrees that the Employee shall not, without the prior written consent of the Employer, use for personal gain or private purposes or misappropriate or disclose or make available to anyone for use outside the Employer's or any Calton Group members' organization at any time, either during the Employee's employment with the Employer or any other member of the Calton Group or subsequent to the termination of such employment with the Employer for any reason, including without limitation termination by the Employer for cause or without cause, any of the Confidential Information, whether or not developed by the Employee, except as required in the performance of the Employee's duties to the Employer or any other member of the Calton Group.

     10. Covenant Not To Compete. The Employee covenants and agrees that during the Employee's employment with the Employer or any other member of the Calton Group and until the later of the fourth anniversary (second anniversary in the case of a termination pursuant to Section 6(c)) of the termination of the Employee's employment with the Employer or the Calton Group by reason of resignation or pursuant to Section 6(a) or 6(c) of this Agreement, Employee shall not, directly or indirectly, have any ownership interest (as a shareholder, partner or otherwise) in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean: (a) the business of providing (i) Internet services that include the providing of Internet business and E-commerce solutions, (ii) video conference services and the maintenance of sites for the provisions of such services, (b) furnishing technical aid or assistance to anyone who engages in a business described in clause (a) above or
(c) the sale or attempted sale of products or services, similar to products or services sold by Employer; provided, however, that this Section 10 shall not be deemed to prevent the Employee's ownership of 1% or less of the capital stock of any publicly held entity.

     11. Non-Solicitation of Customers. The Employee agrees that, during the Employee's employment with the Employer or any other member of the Calton Group and until the fourth anniversary (second anniversary in the event of a Section 6(c) Termination) of the termination of Employee's employment with the Company, the Employee shall not, directly or indirectly (i) interfere with Employer's business relationship with or solicit the trade of, or trade with, any customer of the Employer or iAW for whom the Employer, iAW or any member of the Calton Group in the same or similar business has provided products or services within the prior two year period for any business purpose other than for the benefit of the Employer or (ii) solicit the trade of, or trade with, any prospective customer that was solicited by Employer or iAW or any member of the Calton Group in the same or similar business within the prior two year period for any business purpose other than for the benefit of Employer.


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     12. Non-Solicitation of Employees and Former Employees. The Employee agrees that, during the Employee's employment with the Employer or any other member of the Calton Group and until the fourth anniversary of the termination of such employment for any reason whatsoever, including without limitation termination for cause or without cause, the Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Employer or any other member of the Calton Group to leave the Employer or such other member of the Calton Group for any reason whatsoever or hire any employee of the Employer or any other member of the Calton Group or person who was employed by the Employer or any other member of the Calton Group at any time during the two year period preceding the date of the Employee's termination.

     13. Effect of Employer or Calton Breach. In the event that Employer and/or Calton breaches a material provision of this Agreement, then in such event Employee shall cease to be bound by the provisions of Sections 10, 11 and 12 of this Agreement.

     14. Severability. The covenants contained herein shall be construed as a series of separate and severable covenants which are identical in terms except for subject matter and temporal duration. The Employee and the Employer agree that if any court of competent jurisdiction determines that any such separate covenant is not fully enforceable, such covenant shall be deemed modified or severed and that the remainder of such covenant and of this Agreement shall be enforced to the fullest extent permitted by applicable law.

     15. Injunctive Relief. The Employee acknowledges and agrees that the services to be rendered by the Employee to the Employer or any other member of the Calton Group are of a special and unique character and that any breach of the covenants herein would cause irreparable harm. The Employer shall have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement. If the Employer is awarded an injunction or other remedy in connection with the enforcement of such provisions, the Employee further agrees to pay all costs and expenses (including attorneys' fees) reasonably incurred by the Employer in such enforcement effort.

     16. Obligation to Inform Succeeding Employers. Until the fourth anniversary of the termination of the Employee's employment with the Employer and the other members of the Calton Group for any reason whatsoever, including, without limitation, termination for cause or without cause, the Employee agrees (a) to inform each of his subsequent employers, prior to accepting his employment, of the existence of this Agreement and to provide such employer with a copy of this Agreement and (b) to inform the Employer, upon the acceptance of employment, of the identify of his new employer, the nature of such employer's business and the Employee's new position, duties and responsibilities.

     17. Assignment. The rights and duties of the parties to this Agreement shall not be assignable by either party, except that this Agreement and all the rights hereunder may be assigned by the Employer to any corporation or other business entity that succeeds to all or substantially all of the Employer's business through merger, consolidation, or corporate reorganization, or by acquisition of all or substantially all of the assets of the Employer, and assumes the Employer's obligations under this Agreement.

     18. Notices. All notices, consents, requests, instructions, approvals and other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class,


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registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, overnight courier or telecopy, addressed as follows:

         If to the Employer, to:

                  iAW, Inc.
                  333 17th Street, Suite D
                  Vero Beach, Florida 32969
                  Telecopy: (561) 569-6360
                  Attention: Kenneth D. Hill

         with a copy to:

                  Calton, Inc.
                  125 Half Mile Road, Suite 206
                  Red Bank, New Jersey 07701
                  Telecopy: (732) 212-1290
                  Attention: Anthony J. Caldarone

         If to the Employee, to:

                  Kenneth D. Hill
                  167 Anchor Drive
                  Vero Beach, Florida 32963

or, in each case, at such other address as may be specified in writing to the other parties hereto. Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     20. Entire Agreement. This Agreement supersedes all prior agreements whether written or oral and constitutes the entire agreement between the parties with respect to the subject matter hereof. There shall be no modification, amendment, waiver or alteration of this Agreement, except in writing and signed by a duly authorized officer of the Employer and the Employee. Any waiver of any terms or conditions hereof by the Employer shall not be construed as a continuing waiver but shall only apply to the particular transaction involved.

     21. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Employer from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

     22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


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


                                            Calton Homes of Florida, Inc.

                                            By:
                                                -------------------------------
                                                Anthony J. Caldarone, President



                                            Calton, Inc.

                                            By:
                                                -------------------------------
                                                Anthony J. Caldarone, President



                                                -------------------------------
                                                Kenneth D. Hill


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